Exhibit 10.25

THIS AGREEMENT is dated the 14th day of January 2015

BETWEEN:

Majesco Inc a company established in accordance with the laws of (Pls fill up) California, with registered number/License number (Pls fill up) C1523009 having its registered office at 105 Fieldcrest Avenue, Suite 208, Edison, New Jersey-08637, USA (hereinafter referred to as the “Borrower”) which expression shall include its successors;

AND

Punjab National Bank (International) Limited Incorporated and registered in England & Wales having its registered office at 1 Moorgate, London EC2R 6JH (Company Number 05781326) (hereinafter referred to as the “Bank”) which expression shall include its successors;

WHEREAS

(1)	The Borrower approached the Bank seeking facility to be utilised solely for the purpose of financial requirements of the Borrower.

(2)	The Bank and the Borrower entered into terms and conditions, contained in a Facility Letter dated 09th January 2015 which provided the broad terms and conditions agreed between the Bank and the Borrower in connection with the proposed facility.

NOW IT IS HEREBY AGREED as follows:

1.	Amount:

A maximum of USD 03.00 Million (Three Million United States Dollars) (“the Facility”)

2.	Purpose.:

For aquisition of assets and business of Agile Technologies LLC-USA

3.	Term:

As per the maturity of SBLC, tentative period - 3 years, with rollover option at the end of tenor subject to renewal of SBLC and renegotiation of interest rates..

4.	Interest

•	Interest shall be chargeable at 6M LIBOR+275bps
•	Interest for six months to be deposited as advance interest
•	Interest to be paid on half yearly basis and first interest payment will be made at the end of the first half year from the date of disbursement.
•	Loan draw down will be USD 03.00 Mn less 6months interest rate deducted in advance.

4.1	Accounts which are not conducted in accordance with the terms of the Facility will be subject to a surcharge of 3.00% per month over the agreed rate as set out in 4.1 above

4.2	Without prejudice to its rights under 4.1 above the Bank reserves the right to vary the Margin over Libor specified in this Agreement if in its reasonable opinion it perceives a change in the risk associated with the Facility and/or there has been a breach of the terms of this Agreement.

5.	Fees / Charges
•	Solicitors’ fee for documentation to be borne by the borrower.
•	Any other out of pocket expenses/charges to be borne by the borrower.
•	The advance is with recourse to the company and payable on demand along with interest on event of default.

6.	I. Repayment

6.1	The Facility is repayable 10 days before the maturity of SBLC.

6.2	Interest to be paid on half yearly basis.

6.3	The Borrower shall make all payments to be made by it without any Tax deduction, unless a Tax deduction is required by law. Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Loan draw down will be USD 03.00 Mn less the 6 months interest deducted in advance.

6.4	The Borrower shall promptly upon becoming aware that it must make a Tax deductions notify the Bank accordingly. If a Tax deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax deduction) leaves an amount equal to the payment which would have been due if no Tax deduction had been required.

6.5	The Borrower shall (within three business days of demand by the Bank) pay to the Bank an amount equal to the loss, liability or cost which the Bank determines will be or has been (directly or indirectly) suffered for or on account of a Tax of any nature by the Bank in respect of the Agreement, each utilisation request, a Facility extension request or the SBLC document.

II. Prepayment

6.5.1	Permitted at one week notice. However, prepayment should be in multiple of USD 500,000. The Borrower may only do this if:

6.5.2	the notice specifies the amount of the prepayment;

6.5.3	the data of the prepayment is at least one week from the date of the notice;

6.5.4	the prepayment does not result in an Event of Default or potential Event of Default; and

6.5.5	the prepaid sum is in a multiple of USD 500,000/-

7.	Security

The following documentation and security is to be provided prior to drawdown of the Facility:

7.1	SBLC issued from YES Bank in an approved format.

7.2	Board Resolution of the Borrower authorising the borrowing and the execution of the documents.

7.3	The Facility Agreement duly accepted by the Borrower.

8.	Availability

8.1	The Facility shall be made available to the Borrower after the Bank has received the following in form and substance satisfactory to it:

8.1.1	Documentation and security items as set out in 7 above fully perfected;

8.1.2	Completion by the Borrower of all account opening mandates incorporating specimen signatures of each of the persons nominated to operate the Facility and all necessary KYC and supporting documentation required by the Bank.

8.2	The Facility shall be available for utilisation by the Borrower during the Term in one single instalment or in number of instalments not exceeding five instalments during the Term.

8.3	The Borrower shall give 3 working days notice to the Bank for each utilisation of the Facility.

8.4	The Facility may be available for utilisation by the Borrower for a period exceeding the Term at the Banks discretion provided that it does not exceed the expiry date of the SBLC referred to in clause 7.1 above and term of each such loan not exceeding 12 months.

9.	Representation and Warranty

The Borrower represents and warrants that no litigation, arbitration or proceeding is taking place, pending, or to the best of the Borrower’s knowledge, threatened against the Borrower or any of the Borrowers’ assets and there are no facts known to the Borrower which may have a material adverse effect on its financial condition or its ability to perform the Borrower’s obilgations under this Agreement.

10.	Undertakings

The Borrower agrees:

10.1	to give the Bank notice in writing immediately upon becoming aware of the occurrence of any event or circumstance, (including, without limitation, any Event of Default or potential Event of Default) which may materially and adversely affect the Borrower’s ability to perform its obligations under this Agreement.

10.2	to procure that all consents, licences, approvals and authorisations (if any) as may be required under any applicable law by the Borrower for the continued performance of its obligations under this Agreement are obtained and maintained in full force and effect;

10.3	to pay all legal and other costs relating to the Facility including but without limitation the cost of negotiation, preparation and completion of this Agreement and any security documentation, any charges of the Bank as set out in any schedule of charges issued by the Bank from time to time, the costs of enforcement of the Borrower’s liabilities and of the protection and realisation of security which shall all be payable on a full indemnity basis by the Borrower, whether or not the Borrower draws down the Facility.

11.	Events of Default

11.1	Defaults

Each of the following shall constitute an Event of Default:

(a)	the Borrower fails to pay any sum due from the Borrower under the Facility at the time in the currency and in the matter stipulated in this Agreement; or

(b)	the Borrower commits any breach or omits to observe any of the Borrower’s obligations under this Agreement; or

(c)	any representation or statement made to the Bank in connection with this Agreement proves to have been incorrect or misleading in any material respect when made or deemed to be made or, if repeated, at any time by reference to the facts or circumstances subsisting at the time, would no longer be true and correct in all material respects; or

(d)	any proceedings are started or any steps are taken for an order to be made in relation to the bankruptcy of the Borrower or any guarantor or any person who has granted security under 7 above or for the appointment of a receiver or similar officer of any of its revenues and assets or the Borrower or any guarantor or any person who has granted security under 7 above is unable to pay its debts within the meaning of section 123 or 268 of the Insolvency Act 1986; or

(a)	any distress or other execution is levied or enforced or sued out upon or against any property of the Borrower or any guarantor or any person who has granted security under 7 above; or

(f)	the Borrower or any guarantor or any person who has granted security under 7 above suspends or ceases or threatens to suspend or cease to carry on business or (except in the course of trade) it sells, leases, transfers or otherwise disposes of or threatens to dispose of all or any substantial part of its or their assets (whether by a single transaction or by a series), or all or any substantial part of its assets are seized or appropriated by or on behalf of any governmental or other authority or are compulsorily acquired; or

(g)	the Borrower or any guarantor or any person who has granted security under 7 above convenes a meeting or takes any steps for the purpose of making, or proposes to enter into or make, any composition, assignment or arrangement for the benefit of its creditors;

(h)	any indebtedness of the Borrower or any guarantor or any person who has granted security under 7 above in respect of borrowed moneys (whether in respect of capital or interest) deemed by the Bank in its absolute discretion to be material is not paid on its due date or becomes capable of being declared due prior to its stated maturity, or any guarantee or indemnity given by the Borrower or any guarantor or any person who has granted security under 7 above is not honoured when due or called upon; or

(i)	any governmental or other consent or exemption required to enable the Borrower or any guarantor or any person who has granted security under 7 above to perform its obligations under this Agreement is withdrawn or modified to a manner unacceptable to the Bank or for any reason it becomes unlawful for the Borrower or any guarantor or any person who has granted security under 7 above to perform any of its obligations under this Agreement; or

(j)	the security identified at 7 above becomes unenforceable or inadequate and the Borrower or any guarantor or any person who has granted security under 7 above does not provide any replacement or additional security to the Bank’s satisfaction or if the Bank shall receive notice of the creation of any further charge encumbrance or disposition relating to the security given for the Facility or any part thereof and such charge, encumbrance or disposition has been created without the prior written consent of the Bank; or

(k)	any insurance cover which the Bank requires to be maintained for the purpose of the Facility is withdrawn, amended or avoided without the Bank’s prior consent; or

(l)	any event occurs or situation arises in any jurisdiction other than England which has a substantially similar effect to any of the events specified in (d)-(g) above.

12.	Acceleration

On or at any time after the occurrence of an Event of Default (which is still continuing), the Bank may at any time with immediate effect serve a notice on the Borrower to:

(a)	cancel the Facility and require the Borrower immediately to repay the Facility together with accrued interest and all other sums payable under this Agreement, whereupon the same shall become immediately due and payable whereupon no further utilisation may be made of the facility;

(b)	require repayment of all monies outstanding (whether or not then otherwise due) under the Facility.

13.	Change in Law

If for any reason it becomes unlawful or impossible for the Bank to make, maintain or fund the Facility or give effect to its obligations as contemplated by this Agreement, or any of the obligations expressed as being assumed by the Borrower under this Agreement is not or ceases to be valid, legal, binding and enforceable against the Borrower in accordance with its terms, then the Bank’s obligations under this Agreement shall terminate and the Bank may by written notice cancel the Facility and require the Borrower immediately to repay the Facility together with accrued interest and all other sums payable under this Agreement, whereupon the same shall become immediately due and payable.

14.	Increased Costs

The Borrower shall forthwith upon demand pay to the Bank the amount of any increased cost incurred by the Bank in funding, maintaining or performing its obligations under the Facility as a result of any change in the interpretation or application of any law, regulation, directive or official request.

15.	Stamp Duties

The Borrower agrees to pay all stamp duty, registration and similar taxes or charges which may be payable in connection with the acceptance, delivery, performance or enforcement of the Facility and to indemnity the Bank against any and all liabilities including penalties with respect to or resulting from any delay or omission to pay any such stamp, registration and similar taxes or charges.

16.	Currency Indemnity

The Borrower agrees to indemnify the Bank against any loss incurred by it as a result of any judgment or order being given or made for the payment of any amount due under the Facility and such judgment or order being expressed in a currency other than that in which the payment was due and as a result of any variation having occurred in the rates of exchange between the date of any such amount becoming due hereunder and the date of actual payment thereof.

17.	Set-Off

The Bank may set off any obligation due from the Borrower under this Agreement against any obligation owed by the Borrower regardless of the place of payment, booking bank or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the creation of the set-off.

18.	Proper Law

18.1	The Agreement is governed by and shall be construed in accordance with English Law.

18.2	The Borrower hereby agrees for the benefit of the Bank and without prejudice to the right of the Bank to take proceedings before any other court of competent jurisdiction, that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding that may arise out of or in connection with this Agreement and for such purposes the Borrower submits to the jurisdiction of such courts.

19.	Severance

Every provision contained in this Agreement shall be severable and distinct from every other provision and if at any time any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law of any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement and the validity, legality and enforceability of those provisions under the law of other jurisdictions shall not in any way be affected thereby.

20.	Assignments and Successors

20.1	The agreement evidenced by this Agreement shall ensure to the benefit of the Bank and its successors and assigns from time to time including, without limitation, any entity with which the Bank may merge or amalgamate or by which it may be absorbed or to which it may transfer all or any part of its undertaking or assets, and any change in the Bank’s constitution or any merger, amalgamation, absorption or transfer shall not prejudice or affect its rights under this Agreement in any respect. The Bank may disclose to a potential assignee or transferee or to any other person who may propose entering into contractual relations with the Bank in relation to the Agreement such information about the Borrower and this Facility as it considers appropriate.

20.2	The Borrower is not entitled to assign, transfer or novate all or any part of his or her rights or obligations under this Agreement without the prior written consent of the Bank.

21.	Non-Waiver

No failure by the Bank to exercise and no delay by the Bank in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise therefore or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

22.	Contracts (Rights of Third Parties) Act 1999

The Borrower and the Bank do not intend that any term of this Agreement shall be enforceable solely by virtue of The Contracts (Third Parties) Act 1999 by any person who is not a party to this Agreement.

23.	Notices

23.1	Any demand or notice on the Borrower under this Agreement shall be:

(a)	in writing signed by an officer of the Bank and served either by hand, post or by facsimile;

(b)	deemed to have been received in the case of a letter when delivered personally or five days after it has been put in the post and, in the case of a fax, at the time of despatch (provided that if the date of despatch is a Saturday, Sunday or official public holiday in England it shall be deemed to have been received at the opening of business on the next day banks are open for business in England.)

(c)	sent to the Borrower at the above-mentioned address.

24.	Remedies, waivers, amendments and consents

24.1	Any amendment to this Agreement shall be in writing and signed by, or on behalf of, each party.

24.2	Any waiver of any right or consent given under this Agreement is only effective if it is in writing and signed by the waiving or consenting party. It only applies in the circumstances for which it is given and shall not prevent the party giving it from subsequently relying on the relevant provision.

24.3	No delay or failure to exercise any right under this Agreement shall operate as a waiver of that right.

24.4	No single or partial exercise of any right under this Agreement shall prevent any further exercise of the same right or any other right, under this Agreement.

24.6	Rights and remedies under this agreement are cumulative and do not exclude any rights or remedies provided by law or otherwise.

25.	Third party rights

25.1	A person who is not a party to this agreement cannot enforce or enjoy the benefit of any term of this agreement under the Contracts (Rights of Third Parties) Act 1999.

26.	Counterparts

26.1	This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Agreement.

IN WITNESS whereof this Agreement has been entered into the day and year first above written

EXECUTED and DELIVERED as an agreement	)
By Majesco Inc by Mr. Ketan Mehta one of	)
its directors in the presence of:	)

Director	/s/ Ketan Mehta

Witness signature:	/s/ Lori Stanley

Witness name:	Lori Stanley

For and on behalf of

Punjab National Bank (International) Limited by